SARASOTA, FL, August 4, 2025— Helios Technologies, Inc. (NYSE: HLIO) (“Helios” or the “Company”), a global leader in highly engineered motion control and electronic controls technology, announced today that it has executed a definitive agreement for the sale of Custom Fluidpower (“CFP”) to Questas Group (“Questas”). The all-cash transaction valued at approximately $83 million AUD (~$54 million USD) is subject to final working capital and other customary closing adjustments. The transaction value represents an increase of approximately $48 million AUD above the acquisition price paid for CFP by the Company in August 2018. Questas, is headquartered in Sydney, Australia, and has approximately 850 employees across 37 locations. Helios will also enter into a long-term exclusive distribution agreement with Questas, subject to annual growth targets tied to market conditions, assuring the continuity of Sun Hydraulics’ strategic position in the Australian hydraulics market through CFP’s extensive engineering, distribution, and service network.

“This planned divestiture of CFP demonstrates our commitment to value creation as we refine our operating model, instilling financial discipline and driving improved returns on invested capital,” said Sean Bagan, President, Chief Executive Officer, and Chief Financial Officer of Helios. “Since Helios’ purchase of the business in 2018, CFP’s sales have expanded every year growing to $92 million AUD ($61 million USD) in 2024 and impressively earnings have more than doubled during that same period. As we assess our business models, we recognize that its position as a leading fluid power distributor and service provider aligns more effectively with our value-added distribution customer base. We are excited that CFP will remain an ongoing customer and continue to build upon the long-standing relationship with Sun Hydraulics. I would like to thank the employees of CFP and recognize them for their dedication and successful efforts in growing the business. While the divestiture will reduce Helios’ sales and earnings run rates, it will improve margin rates within our Hydraulics segment and at a consolidated level.”

“We are delighted to welcome CFP into the Questas group of companies. The CFP team brings deep expertise in system design, custom manifolds, cartridge valves, and hydraulic-release brakes—solutions we previously sourced externally. CFP strengthens our value proposition to customers, significantly advancing our ability to serve the full hydraulics lifecycle,” said Mark Taylor, Group Chief Executive Officer of Questas Group.

“Questas has extensive experience in the Australian hydraulics market and carve-out expertise, which we believe will unlock new potential for the CFP business. This transaction allows us to focus on our core manufacturing capabilities in the APAC region while leveraging CFP as our key distribution partner to service the Australian market. We remain committed to our ‘in the region for the region’ strategy and believe the structure going forward positions us to better meet customer needs in Australia and across the entire APAC region. We also believe the move will help provide broader growth opportunities for the CFP team and position CFP to deliver enhanced value for its customers with Questas’ backing,” Mr. Bagan concluded.

Helios expects to use the net proceeds from the transaction consistent with its stated capital allocation priorities, including debt repayment, disciplined organic investment into the business, and return of capital to shareholders.

Helios will begin reporting CFP as held for sale in the Company’s consolidated financial statements for the second quarter of 2025 through the closing date.

The Company expects the transaction to close in the next 60 to 90 days, subject to the satisfaction of customary closing conditions.

Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Announces Definitive Agreement to Sell its Australian-Based Hydraulic Fluid Power Solutions and Service Provider Business

Helios Technologies | 7456 16th St East | Sarasota, FL 34243 | 941-362-1200

Helios Technologies Announces Definitive Agreement To Sell Its Australian-Based Hydraulic Fluid Power Solutions and Service Provider Business

August 4, 2025 Page 2 of 2

Squire Patton Boggs is serving as legal counsel to the Company in connection with the sale of CFP.

About Questas Group
Headquartered in Sydney, NSW, Questas Group is a proudly Australian-owned and trusted partner for hydraulic, pump, and engine solutions. With approximately 850 staff across 37 locations Australia-wide, we’ve been a driving force in the industry for over 30 years, serving the mining, construction, agricultural, oil and gas, and general industrial sectors. For more information please visit: www.questas.com.au/.

About Helios Technologies

Helios Technologies is a global leader in highly engineered motion control and electronic controls technology for diverse end markets, including construction, material handling, agriculture, energy, recreational vehicles, marine and health and wellness. Helios sells its products to customers in over 90 countries around the world. Its strategy for growth is to be the leading provider in niche markets, with premier products and solutions through innovative product development and acquisition. The Company has paid a cash dividend to its shareholders every quarter since becoming a public company in 1997. For more information please visit: www.heliostechnologies.com and follow us on LinkedIn.

FORWARD-LOOKING INFORMATION

This news release contains “forward‐looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release, including statements about the transaction and our strategic plans as well as the financial impact to the Company resulting therefrom, and our ability to close the transaction and the timing of the closing, are subject to risks that could cause actual results to differ materially from those suggested by the statements. These risks include, but are not limited to, the ability to successfully complete the divestiture of CFP on a timely basis, including receipt of required approvals and satisfaction of other conditions, the risk that the gain on sale of the assets could ultimately be less than we currently expect, and the ability of the Company to use the proceeds of the transaction consistent with its stated capital allocation priorities. Further information concerning these and other risks is included in Helios’ filings with the SEC, including its Form 10-K for the year ended December 28, 2024, and subsequent Form 10-Q filings. Helios disclaims any obligation to update any forward-looking statements except as required by law.

Investor and Media contacts:

Tania Almond
Vice President, Investor Relations and Corporate Communication
(941) 362-1333
tania.almond@HLIO.com

Deborah Pawlowski
Alliance Advisors LLC
(716) 843-3908
dpawlowski@allianceadvisors.com

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Helios Technologies | 7456 16th St East | Sarasota, FL 34243 | 941-362-1200